Exhibit 4.4

THE WARRANT REPRESENTED BY THIS WARRANT CERTIFICATE AND THE COMMON STOCK OR OTHER SECURITIES ISSUABLE UPON THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER THIS WARRANT NOR THE COMMON STOCK OR OTHER SECURITIES ISSUABLE UPON THE EXERCISE OF THIS WARRANT NOR ANY INTEREST THEREIN MAY BE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE ACT AND THE RULES AND REGULATIONS THEREUNDER.

Warrant No.	[ ]	, 20

WARRANT

OPTINOSE, INC.

THIS IS TO CERTIFY THAT for value received, [      ] (or any permitted transferee hereunder, the “Holder”), is entitled, subject to the terms and conditions set forth below, to purchase from OptiNose, Inc., a Delaware corporation (the “Company”), [      ] shares of Common Stock (as defined below), at a price per share equal to $23.560625 per share, as adjusted from time to time pursuant to Section 3 below (the “Warrant Price”).

Pursuant to that certain Exchange Agreement dated June 7, 2010, by and among the Company, the Holder and the other parties thereto, this Warrant is issued by the Company to the Holder in exchange for all of the Holder’s rights to those certain options to subscribe for shares of Common Stock of OptiNose AS obtained by the Holder in connection with that certain Subscription Agreement dated as of December 20, 2005, by and among OptiNose AS, the Holder and the parties thereto (the “Option Rights”).  Upon execution of this Warrant, the Holder irrevocably waives any and all rights in or to the Option Rights, and the parties acknowledge and agree that the Option Rights are henceforth void and shall be of no further force or effect as of the date hereof.

1.     Certain Definitions.  Capitalized terms used but not defined herein shall have the meanings set forth in the Shareholders’ Agreement (as defined below).  In addition, the following terms shall have the meanings set forth below:

(a)           The term “Exercise Period” means the period commencing on the date of this Warrant and ending on November 1, 2020.

(b)           The term “Shareholders’ Agreement” means the Company’s Shareholders’ Agreement, dated as of June 7, 2010, as amended from time to time.

(c)           The term “Warrant Shares” means shares of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), or any securities into which shares of Common Stock are converted or for which they are exchanged.

2.     Manner of Exercise.

(a)           This warrant (this “Warrant”) shall be exercisable in accordance with this Section 2.  The Holder may from time-to-time on any business day during the Exercise Period exercise this Warrant, for all or any part of the Warrant Shares purchasable at such time hereunder, by delivering to the Company at its principal office (i) a written notice of the Holder’s election to exercise this Warrant (an “Exercise Notice”), which Exercise Notice shall be irrevocable and shall specify the number of Warrant Shares to be purchased, (ii) payment of the aggregate Warrant Price for the applicable number of Warrant Shares to be purchased, (iii) a joinder to the Company’s Shareholders’ Agreement, if necessary, executed by the Holder, its duly authorized agent, or such person to whom Warrant Shares shall be issued, and (iv) this Warrant (the date on which the foregoing items are delivered to the Company being hereinafter referred to as the “Exercise Date”).  Such Exercise Notice shall be substantially in the form of Annex A hereto, duly executed by the Holder or its duly authorized agent.

(b)           Upon receipt of the items specified in Section 2(a), the Company shall, as promptly as practicable, and in any event within ten (10) business days thereafter, execute (or cause to be executed) and deliver (or cause to be delivered) to the Holder a certificate or certificates representing the aggregate whole number of Warrant Shares issuable upon such exercise, together with cash in lieu of any fraction of a Warrant Share so issuable, as hereafter provided.  This Warrant shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and the Holder shall be deemed to have become a Holder of record of such Warrant Shares for all purposes, as of the Exercise Date.

(c)           Payment of the aggregate Warrant Price for the applicable number of Warrant Shares to be purchased shall be made, at the election of the Holder, (i) in cash in the amount of the aggregate Warrant Price then in effect for the number of Warrant Shares issuable upon such exercise, (ii) by surrender to the Company of an unexercised portion of this Warrant exercisable for a number of Warrant Shares having an aggregate fair market value (as determined in good faith by the Company’s Board of Directors (the “Board”), and approved by the affirmative vote or consent of the Director or Directors designated by the holders of the Series B Convertible Preferred Stock of the Company, such approval not to be unreasonably withheld, delayed or conditioned (the “Series B Approval”) (it being understood that if the Board and the Director or Directors designated by the holders of the Series B Convertible Preferred Stock are not able to agree on such fair market value, payment pursuant to this Section 2(c)(ii) shall not be available) , net of the applicable aggregate Warrant Price payable therefor, equal to the aggregate Warrant Price then in effect for the number of Warrant Shares to be issued, or (iii) by a combination of the aforementioned methods of payment.  Any cash payment shall be made by wire transfer or delivery of a certified or official bank check.

(d)           If this Warrant is exercised in part, the Company shall, at the time of delivery of the certificate or certificates representing the Warrant Shares being issued, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant.  Such new Warrant shall in all other respects be identical to this Warrant.

(e)           The Company shall pay any and all issue and other taxes (other than income taxes) that may be payable in respect of the issuance of this Warrant or any issuance or delivery of Warrant Shares on exercise of this Warrant; provided, however, that the Company shall not be obligated to pay any taxes imposed by law upon the Holder (which taxes shall be paid by the Holder) or transfer taxes resulting from any transfer requested by the Holder of record of this Warrant in connection with any such exercise.

(f)            The Company shall at all times until the expiration or earlier exercise in full of this Warrant reserve and keep available out of its authorized but unissued Warrant Shares, solely for the purpose of effecting the exercise of this Warrant, such number of its Warrant Shares as shall be sufficient to effect such exercise of this Warrant for the maximum number of Warrant Shares issuable upon exercise of this Warrant; and if, at any time prior to the expiration or earlier exercise in full of this Warrant, the number of authorized but unissued Warrant Shares shall not be sufficient to effect such exercise of this Warrant for the maximum number of Warrant Shares then issuable upon exercise of this Warrant, the Company shall take such action as may be necessary to increase its authorized but unissued Warrant Shares to such number of Warrant Shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Company’s Certificate of Incorporation (as in effect from time to time, the “Charter”).  The Company shall not at any time close its Warrant Share transfer books in a manner that prevents the timely exercise of this Warrant.

(g)           No fractional Warrant Shares shall be issued upon the exercise of this Warrant.  All Warrant Shares (including fractions thereof) issuable upon an exercise of this Warrant shall be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional Warrant Shares.  If, after the aforementioned aggregation, the exercise would result in the issuance of a fraction of a Warrant Share, the Company shall, in lieu of issuing any fractional Warrant Share, pay the Holder a sum of cash equal to the fair value of such fraction on the date of exercise (as determined in good faith by the Board, including the Series B Approval).

3.     Anti-Dilution Provisions.

(a)           Adjustment.  In the event that the Company shall at any time during the Exercise Period (i) subdivide the outstanding Warrant Shares into a greater number of Warrant Shares, (ii) declare and pay a dividend on the outstanding Warrant Shares payable in Warrant Shares, (iii) propose to effect any reorganization or reclassification of the capital of the Company or any consolidation or merger of the Company with or into another corporation or other entity or any sale, lease or conveyance of all or substantially all of the assets of the Company, or (iv) otherwise change the security that the holders of any Warrant Shares are entitled to receive, then the Company shall make appropriate adjustments to the Warrant Price and the number of Warrant Shares issuable upon the exercise of this Warrant to take into effect what holders of the applicable Warrant Shares held before such event and what they held after such event.  Upon the occurrence of an event described in clause (iii) or (iv) of this Section 3(a), the Holder shall be entitled thereafter to receive upon exercise of this Warrant the kind and amount of Warrant Shares or other securities or assets that the Holder would have been entitled to receive after the occurrence of such event had this Warrant been exercised immediately prior to such event; and in any such case, appropriate provision shall be made with respect to the rights and interests of the Holder to the end that the provisions of this Warrant (including, without limitation, provisions with respect to changes in and adjustments of the Warrant Price) shall thereafter be applicable, as nearly as may be, in relation to any Warrant Shares or other securities or assets, thereafter deliverable upon the exercise of this Warrant.  The Company shall not effect any of the transactions described in clause (iii) or (iv) of this Section 3(a) unless, prior to the consummation thereof, each person (other than the Company) that may be required to deliver any cash, securities or other assets upon the exercise of this Warrant as provided in this Warrant shall assume, by written instrument delivered to, and reasonably satisfactory to, the Holder, (x) the obligations of the Company under this Warrant (and if the Company shall survive the consummation of any such transaction, such assumption shall be in addition to, and shall not release the Company from, any continuing obligations of the Company under this Warrant) and (y) the obligation to deliver to such Holder such cash, Warrant Shares, securities or other assets as such Holder may be entitled to receive in accordance with the provisions of this Section 3.  The provisions of this Section 3 shall similarly apply to successive transactions.

(b)           No Avoidance.  The Company shall not, by amendment of its Charter or other organizational documents, or through any reorganization, transfer of assets, consolidation, merger, dissolution, sale of securities or other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Section 3 by the Company, but shall at all times in good faith assist in the carrying out of all provisions of this Section 3.  If any event occurs as to which the other provisions of this Section 3 are not strictly applicable or, if strictly applicable, would not fairly protect the express and specific rights of the Holder in accordance with the essential intent and principles of this Warrant, then the Board shall make an adjustment in the provisions of this Warrant, in accordance with such essential intent and principles, so as to protect such rights.

4.     Replacement of Warrant.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement reasonably satisfactory to the Company or, in the case of any such mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu thereof, a new Warrant of like tenor.

5.     Remedies.  The Company stipulates that the remedies at law of the Holder in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate, and that such terms may be specifically enforced by specific performance of any agreement contained in this Warrant or by an injunction against a violation of any of the terms of this Warrant or otherwise.

6.     Negotiability, Etc.  This Warrant is issued upon the following terms, all of which the Holder, by the taking hereof, consents and agrees:

(a)   Subject to Section 7(c), the Holder shall be entitled to Transfer this Warrant, in whole or in part, without the prior written consent of the Company if and only if such Transfer is in accordance with and permitted under the Shareholders’ Agreement.

(b)   The Holder shall not be entitled to vote or to receive dividends, or to be deemed the holder of Warrant Shares that may at any time be issuable upon exercise of this Warrant for any purpose whatsoever, nor shall anything contained in this Warrant be construed to confer upon the Holder any of the rights of a stockholder of the Company or any right to vote for the election of members of the Board or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any Company action (whether upon any recapitalization, issuance or reclassification of securities, consolidation, merger or conveyance or otherwise), or to receive notice of meetings, or to receive dividends or subscription rights, until the Holder shall have exercised this Warrant and been issued Warrant Shares in accordance with the provisions of this Warrant.

(c)   Neither this Warrant nor any Warrant Shares purchased pursuant to this Warrant have been registered under the Act and applicable state securities laws.  Therefore, the transfer or exchange of this Warrant or such Warrant Shares may be made only in a transaction permitted under the Act and applicable state securities laws or pursuant to an exemption therefrom.  Prior to registration, the certificates evidencing the Warrant Shares issued on the exercise of this Warrant shall bear a legend to the effect that the Warrant Shares evidenced by such certificates have not been registered under the Act and applicable state securities laws.

(d)   Until this Warrant is transferred in accordance with the terms of this Warrant, the Company may treat the registered Holder of this Warrant as the absolute owner of this Warrant for all purposes, notwithstanding any notice to the contrary.

7.     Notices, Etc.  All notices, claims, demands and other communications from the Company to the Holder shall be in writing and shall be deemed given if delivered personally or by telex or telecopier, one business day after being sent by major overnight courier, or four days after being mailed by registered or certified mail (postage prepaid, return receipt requested) to the Holder at such address as shall have been furnished to the Company in writing by such Holder.

8.     Amendments.  This Warrant and any term of this Warrant may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

9.     Governing Law.  This Warrant shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware.

10.  Descriptive Headings.  The headings contained in this Warrant are for convenience of reference only and shall not affect the meaning or interpretation of this Warrant.

11.  Severability.  The invalidity or unenforceability of any provision of this Warrant shall in no way affect the validity or enforceability of any other provision of this Warrant.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Warrant as of the date first written above.

OPTINOSE, INC.

By:
Name:
Title:

Accepted:

[      ]

By:
Name:
Title:

Annex A to

Warrant

Form of Exercise Notice

(To be executed if the Holder desires to exercise, in whole
or in part, the Warrant evidenced by the attached Warrant Certificate.)

OptiNose, Inc.

[Address]

The undersigned hereby (1) irrevocably elects to exercise [in whole] [in part] the Warrant represented by Warrant Certificate No. [  ] (the “Warrant”) to purchase [            ] Warrant Shares issuable upon the exercise of the Warrant, (2) makes payment in full of the aggregate Warrant Price for such Warrant Shares [by wire transfer of immediately available funds made in connection with the delivery hereof] [by enclosure of a certified or bank cashier’s check therefor] [and/or] [by surrendering a portion of the Warrant for application to the aggregate Warrant Price payable in connection with such exercise in accordance with the terms of the Warrant], and (3) requests that [a] certificate[s] representing the Warrant Shares be issued in the name of and delivered to:

(Please print name and address)

If such number of Warrant Shares is less than all the Warrant Shares issuable upon the full exercise of Warrant (as reduced by any portion of the Warrant surrendered as payment for the aggregate Warrant Price in connection with an exercise of the Warrant), a new Warrant Certificate to purchase the balance of such Warrant Shares shall be registered in the name of and delivered to:

(Please print name and address)

DATED:

Signature:

Name:

Title: